Exhibit 10.15
Doral Financial Corporation
Summary of 2007 Key Employee Incentive Plan
     Doral Financial Corporation (the “Company”) has a key employee incentive plan (the “Plan”) for its eligible employees, which is not set forth in a written agreement.
     The primary purpose of the Plan is to motivate the Company’s management and other key employees to commit significant additional time and effort to the implementation and consummation of the Company’s turnaround efforts (the “Turnaround”), and to align the Company’s goals and targets with their own. The Plan covered the period through the completion of the Company’s refinancing transaction, which occurred on July 19, 2007.
     The Plan provides for the creation and establishment of incentive pools based on company, team and overall performance in the following initiatives that are critical to the Turnaround: (a) business development and continuity, (b) regulatory compliance, (c) resolution of legal contingencies, (d) capital raising efforts and (e) the timely filing of the Company’s financial reports. The Company’s Compensation Committee determined the Company’s level of achievement in each of these areas and established monthly incentive pools under the Plan on the basis of its determinations taking into account the Company’s financial condition, among other factors.
     Target award opportunities were established for participants, taking into account market compensation levels for similarly situated employees in the Company’s peer group and the practices of other companies in turnaround conditions. A participant’s actual award may be greater than or less than his or her suggested target opportunity, subject to the maximum opportunity applicable to that participant of 200% of target and an aggregate cap for all awards of 125% of each pool. The maximum aggregate amount payable under the Plan is $17.0 million.
     Individual awards are made from the pools according to each participant’s role, target award and performance of pre-established tasks and objectives with respect to the stated company goals, as determined by such participant’s supervisors and senior executives. The Compensation Committee alone evaluates the Company’s chief executive officer’s performance.